Exhibit 99.1

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Announces Record Revenues for Full-Year and Fourth Quarter 2015

BETHLEHEM, PA – February 3, 2016 – (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a leader in point-of-care diagnostic tests and specimen collection devices, today announced its consolidated financial results for the full-year and fourth quarter ended December 31, 2015.

Financial Highlights

•	Consolidated net revenues for the fourth quarter of 2015 were $32.4 million, a 13% increase from the fourth quarter of 2014. Consolidated net revenues for the year ended December 31, 2015 were $119.7 million, a 12% increase from 2014.

•	The Company’s molecular collection systems subsidiary, DNA Genotek (“DNAG”), contributed $7.8 million in net revenues during the fourth quarter of 2015, which represents a 24% increase over the fourth quarter of 2014. Net revenues from this segment for the full-year of 2015 were $29.9 million, a 26% increase from 2014.

•	Net domestic revenues from sales of the Company’s OraQuick® rapid HCV test were $2.7 million for the fourth quarter of 2015, representing a 160% increase over the fourth quarter of 2014 and 41% sequential growth from the third quarter of 2015. Net domestic product revenues for this product were $7.5 million for the year ended December 31, 2015, a 78% increase from 2014. Total HCV-related revenues, including exclusivity payments recognized under the HCV co-promotion agreement with AbbVie, were $7.4 million and $24.9 million for the fourth quarter and full-year of 2015, respectively, as compared to $5.1 million and $14.8 million for the fourth quarter and full-year of 2014, respectively.

•	Consolidated net income for the fourth quarter of 2015 was $4.6 million, or $0.08 per share on a fully-diluted basis, which compares to a consolidated net loss of $2.7 million, or $0.05 per share, for the fourth quarter of 2014. Consolidated net income for the year ended December 31, 2015 was $8.2 million, or $0.14 per share on a fully-diluted basis, which compares to a consolidated net loss of $4.6 million, or $0.08 per share, for 2014. The Company’s bottom line results for the full-year of 2014 included a $5.5 million payment received as a result of the termination of the Company’s drug assay collaboration with Roche Diagnostics. This payment was recorded as an offset to expenses in the second quarter of 2014 and did not recur in 2015.

•	Cash and short-term investments totaled $101.3 million and working capital amounted to $111.5 million at December 31, 2015.

“We are pleased with our fourth quarter and full-year 2015 performance,” said Douglas A. Michels, President and CEO of OraSure Technologies. “Both our quarterly and annual revenues reached record levels. Our molecular collection systems and HCV product lines continue to be the primary growth drivers for our business and the strong fourth quarter finish creates a solid foundation as we start the new year.”

Financial Results

Consolidated net product revenues for the fourth quarter and full-year of 2015 increased 13% and 6% over the comparable periods of 2014, respectively, primarily as a result of higher sales of the Company’s molecular collection systems, OraQuick® HCV and Intercept® products. Higher sales of the Company’s OraQuick® In-Home HIV test also contributed to the increase in current quarter revenues. These increases were partially offset by lower sales of the Company’s OraQuick® professional HIV and cryosurgical systems products. In addition, net product revenues for the fourth quarter and full-year of 2015 included $1.0 million and $2.3 million, respectively, in sales of the Company’s OraQuick® Ebola Rapid Antigen test. This test was not sold in 2014.

Consolidated other revenues for the fourth quarter and full-year of 2015 were $3.7 million and $15.3 million, respectively. Other revenues in the current quarter included $3.4 million of exclusivity payments recognized under the Company’s HCV co-promotion agreement with AbbVie and $319,000 of Ebola-related funding received from the U.S. Department of Health and Human Services Office of the Assistant Secretary for Preparedness and Response’s Biomedical Advanced Research and Development Authority (“BARDA”). Other revenue in the full-year of 2015 included $13.5 million of AbbVie exclusivity payments and $1.8 million in BARDA funding. Other revenues in the fourth quarter and full-year of 2014 included $3.4 million and $7.6 million of AbbVie exclusivity payments, respectively.

Consolidated gross margin for the three months and year ended December 31, 2015 was 68% and 67%, respectively. Consolidated gross margin for both the three months and year ended December 31, 2014 was 63%. Gross margin for the current quarter increased largely due to a reduction in royalty expense and in scrap and spoilage costs. Gross margin for the full-year improved largely due to the $7.7 million increase in other revenues, a reduction in royalty expense, and a favorable change in the exchange rate between the Canadian and U.S. dollar. Other revenues contributed approximately 500 and 300 basis points to gross margin for the years ended December 31, 2015 and 2014, respectively. The full-year 2015 impact of the favorable change in exchange rate was approximately $800,000, as compared to approximately $400,000 in 2014.

Consolidated operating expenses decreased to $17.8 million during the fourth quarter of 2015 compared to $20.5 million in the comparable period of 2014. This decrease was largely due to lower costs associated with the AbbVie co-promotion agreement, lower research and development expenses, and a favorable change in the Canadian – U.S. dollar exchange rate.

For the year ended December 31, 2015, consolidated operating expenses were $72.2 million, an increase from the $71.4 million reported for the year ended December 31, 2014. This increase was largely due to the absence of the $5.5 million Roche termination payment received in 2014 which was treated as an expense reduction, higher legal costs, and increased costs associated with the AbbVie co-promotion agreement, partially offset by lower promotional expenses for the Company’s OraQuick® In-Home HIV test and the impact of a favorable change in the Canadian – U.S. dollar exchange rate. Promotional expenses for the OraQuick® In-Home HIV test were $1.8 million and $8.5 million for the full-year of 2015 and 2014, respectively. The full-year 2015 impact of the favorable change in exchange rate was approximately $2.0 million, as compared to $900,000 in 2014.

The Company’s cash and short-term investment balance totaled $101.3 million at December 31, 2015 compared to $97.9 million at December 31, 2014. Working capital was $111.5 million at December 31, 2015 compared to $104.8 million at December 31, 2014. For the year ended December 31, 2015, the Company generated $15.8 million in cash from operations.

First Quarter 2016 Outlook

The Company expects consolidated net revenues to range from $28.5 to $29.0 million and is projecting consolidated net income of between $0.01 and $0.02 per share.

Financial Data

Condensed Consolidated Financial Data

(In thousands, except per-share data)

Unaudited

	Three months ended December 31,		Year ended December 31,

	2015	2014	2015	2014
Results of Operations
Net revenues	$32,382	$28,681	$119,719	$106,464
Cost of products sold	10,452	10,704	39,426	39,840

Gross profit	21,930	17,977	80,293	66,624

Operating expenses:
Research and development	2,693	3,817	11,654	12,058
Sales and marketing	8,623	10,290	35,088	41,118
General and administrative	6,522	6,433	25,493	23,750
Gain on contract termination	—	—	—	(5,500)

Total operating expenses	17,838	20,540	72,235	71,426

Operating income (loss)	4,092	(2,563)	8,058	(4,802)
Other income	379	287	774	531

Income (loss) before income taxes	4,471	(2,276)	8,832	(4,271)
Income tax (benefit) expense	(145)	376	665	343

Net income (loss)	$4,616	$(2,652)	$8,167	$(4,614)

Earnings (loss) per share:
Basic	$0.08	$(0.05)	$0.14	$(0.08)

Diluted	$0.08	$(0.05)	$0.14	$(0.08)

Weighted average shares:
Basic	56,308	56,105	56,397	55,949

Diluted	56,678	56,105	56,846	55,949

Summary of Net Revenues by Market and Product (Unaudited)

	Three Months Ended December 31,
	Dollars		%	Percentage of Total Net Revenues
Market	2015	2014	Change	2015	2014

Infectious disease testing	$14,546	$12,602	15%	45%	44%
Substance abuse testing	2,686	2,250	19	8	8
Cryosurgical systems	2,964	3,377	(12)	9	11
Molecular collection systems	7,775	6,255	24	24	22
Insurance risk assessment	695	800	(13)	2	3

Net product revenues	28,666	25,284	13	88	88
Other	3,716	3,397	9	12	12

Net revenues	$32,382	$28,681	13%	100%	100%

	Year Ended December 31,
	Dollars		%	Percentage of Total Net Revenues
Market	2015	2014	Change	2015	2014

Infectious disease testing	$49,129	$47,515	3%	41%	45%
Substance abuse testing	10,271	8,437	22	8	8
Cryosurgical systems	11,920	15,505	(23)	10	15
Molecular collection systems	29,924	23,778	26	25	22
Insurance risk assessment	3,214	3,659	(12)	3	3

Net product revenues	104,458	98,894	6	87	93
Other	15,261	7,570	102	13	7

Net revenues	$119,719	$106,464	12%	100%	100%

	Three Months Ended December 31,			Year Ended December 31,

HIV Revenues	2015	2014	% Change	2015	2014	% Change

Domestic	$6,809	$8,363	(19)%	$24,956	$29,933	(17)%
International	415	587	(29)	2,410	2,483	(3)
Domestic OTC	2,069	1,502	38	6,992	6,493	8

Net product revenues	$9,293	$10,452	(11)%	$34,358	$38,909	(12)%

	Three Months Ended December 31,			Year Ended December 31,

HCV Revenues	2015	2014	% Change	2015	2014	% Change

Domestic	$2,698	$1,036	160%	$7,502	$4,220	78%
International	1,306	707	85	3,884	3,048	27

Net product revenues	4,004	1,743	130	11,386	7,268	57
Amortization of exclusivity payments	3,397	3,397	—	13,479	7,570	78

Net HCV-related revenues	$7,401	$5,140	44%	$24,865	$14,838	68%

	Three Months Ended December 31,			Year Ended December 31,

Intercept® Revenues	2015	2014	% Change	2015	2014	% Change

Net Intercept® revenues	$2,048	$1,629	26%	$7,813	$6,101	28%

	Three Months Ended December 31,			Year Ended December 31,

Cryosurgical Systems Revenues	2015	2014	% Change	2015	2014	% Change

Domestic professional	$1,043	$2,149	(51)%	$4,311	$6,750	(36)%
International professional	157	111	41	916	693	32
Domestic over-the-counter	90	108	(17)	390	108	261
International over-the-counter	1,674	1,009	66	6,303	7,954	(21)

Net cryosurgical systems revenues	$2,964	$3,377	(12)%	$11,920	$15,505	(23)%

Condensed Consolidated Balance Sheets (Unaudited)

	December 31, 2015	December 31, 2014
Assets

Cash	$94,094	$92,867
Short-term investments	7,225	5,000
Accounts receivable, net	19,265	16,138
Inventories	13,242	15,763
Other current assets	2,888	1,446
Property and equipment, net	20,083	17,934
Intangible assets, net	12,591	17,505
Goodwill	18,250	21,734
Other non-current assets	1,683	1,246

Total assets	$189,321	$189,633

Liabilities and Stockholders’ Equity
Accounts payable	$5,087	$7,148
Deferred revenue	9,735	8,043
Other current liabilities	10,412	11,271
Other non-current liabilities	1,768	1,234
Deferred income taxes	2,883	3,236
Stockholders’ equity	159,436	158,701

Total liabilities and stockholders’ equity	$189,321	$189,633

	Year ended December 31,

Additional Financial Data (Unaudited)	2015	2014

Capital expenditures	$3,744	$3,005
Depreciation and amortization	$5,696	$6,307
Stock-based compensation	$6,046	$5,744
Cash provided by operating activities	$15,773	$7,526

Conference Call

The Company will host a conference call and audio webcast to discuss the Company’s 2015 full-year and fourth quarter financial results, certain business developments and financial guidance for the first quarter of 2016, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Financial Officer and Chief Operating Officer. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 844-831-3030 (Domestic) or 315-625-6887 (International) and reference Conference ID #20249565 or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Relations page. Please click on the webcast link and follow the prompts for registration and access 10 minutes prior to the call. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until February 10, 2016, by dialing 855-859-2056 (Domestic) or 404-537-3406 (International) and entering the Conference ID #20249565.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of point-of-care diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its first-to-market, innovative products include rapid tests for the detection of antibodies to HIV and HCV on the OraQuick® platform, oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications, and oral fluid laboratory tests for detecting various drugs of abuse. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, commercial and industrial entities and consumers. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health.

Important Information

This press release contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through our internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the FDA or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; our ability to achieve financial and performance objectives under the HCV co-promotion agreement with AbbVie; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; impact of replacing distributors; inventory levels at distributors and other customers; ability of DNAG to achieve its financial and strategic objectives and continue to increase its revenues; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of negative economic conditions, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance or other factors, including changes in CDC or other testing guidelines, algorithms or other recommendations; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of OraSure’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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